Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 13th day of August, 2018, is entered into by Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), and John (Jack) Glenn, residing at 1211 West Coast Highway, #228, Newport Beach, CA 92663 (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1            Employment Period. The term of this Agreement and Executive’s employment with the Company (directly or through its subsidiary Ekso Bionics, Inc.) shall commence on August 13, 2018 (the “Effective Date”) and shall continue until terminated in accordance with the provisions of Section 4 (the period of employment, the “Employment Period”).

2            Title; Capacity.

2.1           The Executive shall serve as Chief Financial Officer of the Company. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Chief Executive Officer of the Company (the “CEO”). The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO and/or the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to the Executive.

2.2           The Executive shall be based at the Company’s headquarters in Richmond, California, any other location within twenty-five (25) miles of the Company’s headquarters as of the Effective Date, or such other place or places as the CEO and the Executive shall mutually agree. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

2.3           The Executive recognizes that during the period of the Executive’s employment hereunder, the Executive owes an undivided duty of loyalty to the Company, and the Executive will use the Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). The Executive shall devote all of the Executive’s business time, attention and skills to the performance of the Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, the Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

2.4           Notwithstanding the foregoing, the Executive (i) may devote a reasonable amount of his time to civic, community, or charitable activities, (ii) may devote a reasonable amount of time to investing the Executive’s personal assets in such a manner as will not require significant services to be rendered by the Executive in the operation of the affairs of the companies in which investments are made, and (iii) may serve as a member of the board of directors or equivalent body of such companies and other organizations as are disclosed by the Executive to, and approved by, the CEO or the Board, in each case so long as the Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3            Compensation and Benefits.

3.1           Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary at the rate of $275,000 per year during the Employment Period (the “Base Salary”). Such Base Salary shall be subject to increase following the date hereof as determined by the CEO or the Board.

3.2           Sign-On Bonus. The Executive shall be eligible for a one-time sign-on bonus in the amount of $25,000, payable in cash lump sum on the first payroll date that follows the Effective Date.

3.3           Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount up to forty percent (40%) of his then annual base salary (the “Target Bonus Amount”). The Executive’s Annual Bonus (if any) shall be in such amount as the CEO or the Board may determine in their respective discretion. The CEO and/or Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the CEO or Board in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash, securities or other property. Any Annual Bonus awarded by the CEO or Board to the Executive pursuant to this Section 3.3 shall be paid not later than March 15 after the calendar year to which it relates. The Annual Bonus will be prorated for the year in which the Effective Date occurs based on the number of days the Executive is employed by the Company in such year. The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

3.4           Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any employee benefit plans, whether or not funded by means of insurance, subject to the same terms and conditions applicable to other employees, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

3.5           Vacation; Personal Days. During the Employment Period, the Executive shall be eligible to accrue and use paid vacation leave in accordance with and subject to the terms of the Company’s written vacation policy for management employees, as in effect from time to time. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the CEO or the Board.

3.6           Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time (which policies, procedures and limitations shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or qualify for exemption from said Section 409A.

3.7           Stock Options. Following the Effective Date and subject to the approval of the Board (or a committee of the Board), the Company shall to grant to the Executive an option under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “EIP”) to purchase Four Hundred Thousand (400,000) shares of Common Stock of the Company (the “Option”). The Option shall be issued in the form of a non-qualified stock option; and the exercise price shall be equal to the fair market value of the Common Stock on the date the grant is approved by the Board or the Compensation Committee of the Board. The Option shall become exercisable with respect to one fourth (1/4) of the shares of Common Stock covered thereby on the first anniversary of the Effective Date provided the Executive is then employed by the Company (except as otherwise provided under Section 4), and with respect to an additional one forty-eighth (1/48) of the shares of Common Stock covered by the Option at the end of each month thereafter during the Executive’s employment, so that the Option shall be exercisable in full on August 13, 2022, subject to the Executive’s continued service with the Company throughout this four year period (except as otherwise provided in Section 4). In addition, the Company shall recommend to the Board that the Executive receive, in calendar year 2019 and at such time as annual refresher grants are made to similarly situated employees of the Company, an option to purchase a number of shares of Common Stock that have a grant date fair value that is no less than the grant date fair value of an option to purchase 100,000 shares of Common Stock as measured on the Effective Date. The terms and conditions of this option grant, such as vesting, will be determined by the Board at the time of grant.

3.8           Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding and reporting for taxes.

4           Termination of Employment; Compensation Due Upon Employment Termination. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship, at any time for any reason or for no reason at all, by delivery of written notice of employment termination to the other party subject to the post-employment restrictions and covenants set forth in this Agreement including such restrictions and covenants set forth in Sections 5, 6 and 7. As used in the this Agreement, termination of employment shall have the meaning ascribed to “separation from service” under Section 409A of the Code and Treasury Regulations promulgated thereunder, including Treas. Reg. Sec. 1.409A-1(h)(1). The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs 4.1 through 4.6 below:

4.1          Voluntary Termination: Resignation By The Executive. The Executive may terminate his employment at any time upon thirty (30) days’ prior written notice to the Company and the Company shall have no obligation to (i) make payments to the Executive in accordance with the provisions of Section 3 except for the payment of the Executive’s Base Salary earned, but unpaid, through the date of the Executive’s separation, or (ii) except as otherwise required by applicable law or the terms of any Benefits plan, to provide the benefits described in Section 3 for periods after the date on which the Executive’s employment with the Company terminates.

4.2          Termination By The Company without Cause During the Change of Control Protection Period.

(a)          If the Executive’s employment is terminated by the Company without Cause (as defined below) within the twelve (12) month period following a Change of Control (the “Change of Control Protection Period”), the Executive shall be entitled to receive all amounts payable upon termination under Section 4.1 and, subject to the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement and the Executive’s execution and delivery to the Company of a general release in the form attached as Exhibit A hereto (the “Release”) in satisfaction of the Release Condition (as defined below), the amounts and benefits provided in subsections 4.2(a)(1) through 4.2(a)(4) below. For purposes herein, the “Release Condition” means the Executive’s execution, delivery, and non-revocation of the Release within sixty (60) days following the Executive’s termination of employment.

(1)	The Company shall pay to the Executive severance in the form of salary continuation at the Executive’s Base Salary rate in effect on the date the Executive’s employment termination, subject to the Company’s regular payroll practices and required withholdings, for a period of nine (9) months (the “CIC Severance Period”) commencing on the first payroll date on which the Release Condition is satisfied. To the extent that any severance payments are deferred compensation under Section 409A (defined below), and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two (2) calendar years, the payment of severance will not be made or begin until the second calendar year; and

(2)	An amount equal to the Target Bonus Amount pro-rated for the CIC Severance Period, such payment to be made on the date the Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company;

(3)	all of the Executive’s stock options (including the Option), restricted stock or similar incentive equity instruments that are outstanding and held by the Executive (collectively, “Equity Awards”), shall become vested and exercisable upon the Executive’s employment termination, and all exercisable Equity Awards (including those with accelerated exercisability pursuant to this clause (3)) shall remain exercisable until the expiration of the CIC Severance Period or, if earlier, until the latest date upon which the Equity Awards could have been exercised in any circumstance under the original award (the “Latest Expiration Date”), and to the extent that the terms of any Equity Award are inconsistent with this clause (3), the terms of this clause (3) shall control, provided, however that nothing herein shall alter an Equity Award’s Latest Expiration Date; and

(4)	for the duration of the CIC Severance Period, continuation of or reimbursement for the Executive’s participation in (i) the Company’s group health plan on the same terms applicable to similarly situated active employees during the CIC Severance Period provided the Executive was participating in such plan immediately prior to the date of employment termination; and (ii) each other Benefit program to the extent permitted under the terms of such program.

(b)          For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (a) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company other than in a transaction by any individual, entity or group that immediately prior to the effective date of such transaction, owned at least 50% of such share, (b) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, (c) a sale of all or substantially all of the assets of the Company, or (d) a change in the composition of the Board such that a majority of Board members are replaced during any 12-month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (i) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (ii) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

4.3          Termination By The Company without Cause Outside of the Change of Control Protection Period.

(a)          If the Executive’s employment is terminated by the Company without Cause (as defined below) at any time outside of the Change of Control Protection Period, the Executive shall be entitled to receive all amounts payable upon termination under Section 4.1 and, subject to the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement and the Executive’s execution and delivery to the Company of the Release in satisfaction of the Release Condition (as defined below), the amounts and benefits provided below:

(1)	The Company shall pay to the Executive severance in the form of salary continuation at the Executive’s Base Salary rate in effect on the date of the Executive’s employment termination, subject to the Company’s regular payroll practices and required withholdings, for a period of nine (9) months (the “Severance Period”) commencing on the first payroll date on which the Release Condition is satisfied if such termination occurs on or after the first anniversary of the Effective Date. If such termination occurs prior to the first anniversary of the Effective Date, the Severance Period shall equal six (6) months. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two (2) calendar years, the payment of severance will not be made or begin until the second calendar year; and

(2)	For the duration of the applicable Severance Period, continuation of or reimbursement for the Executive’s participation in (i) the Company’s group health plan on the same terms applicable to similarly situated active employees during the applicable Severance Period provided the Executive was participating in such plan immediately prior to the date of employment termination; and (ii) each other Benefit program to the extent permitted under the terms of such program.

4.4          Termination By The Company for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(a)          any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(b)          the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company, which failure or refusal continues for more than thirty (30) days after notice given to the Executive, such notice to set forth in reasonable detail the nature of such failure or refusal;

(c)          the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(d)          the Executive’s engaging in any misconduct, gross negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any material violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(e)          the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(f)           the Executive’s refusal to follow the directions of the CEO or the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; or

(g)          any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.

In the event the Executive is terminated for Cause, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3, or, except as otherwise required by law, to provide the benefits described in Section 3, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for amounts payable pursuant to Section 4.1.

4.5           Disability. If the Executive suffers as Disability (as defined herein), then the Company, at its option, may terminate the employment of the Executive under this Agreement with thirty (30) days’ advance written notice to the Executive to that effect. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 3 for periods after the date of the Executive’s Disability except for then applicable Base Salary earned, but unpaid, through the date of such Disability. For purposes of this Agreement, the term “Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that: (a) renders the Executive unable to engage in any substantial gainful activity, or (b) causes the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company covering the Executive. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a permanent disability shall be binding on all parties.

4.6           Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 3 for periods after the date of the Executive’s death except for then applicable Base Salary earned, but unpaid, through the date of death (and, if applicable, compensation required under applicable state law to be paid upon employment termination), payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

4.7           Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 14 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) specify the effective date of termination if other than the date of such notice, provided that the effective date of employment termination may not be earlier than the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.8           Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (a) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5            Interference with Business; Use of Confidential or Proprietary Information.

5.1           During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not interfere with the business of the Company by soliciting, or attempting to recruit, persuade, solicit or hire, any employee or independent contractor of, or consultant to, the Company and/or its Affiliates, to leave the employment thereof (or service provider relationship thereto), whether or not any such employee, independent contractor or consultant is party to a written agreement.

5.2           At no time shall the Executive use or disclose Confidential Information, as defined in Section 7, to communicate with or in the course of communications with any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, provided however that the foregoing shall not prevent the Executive from using Confidential Information for the benefit of the Company during the term of the Executive’s employment with the Company.

5.3           The Executive shall execute and comply with the terms of such restrictive covenants as the Company may request from its executive and management employees from time to time on a reasonable and uniform basis including, without limitation, the terms of the Employee Invention Assignment and Confidentiality Agreement in the form or substantially the form appended to this Agreement as Exhibit B.

5.4           The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond or demonstrating actual damages.

5.5           The Executive expressly agrees that the character, duration and scope of the covenants set forth in Section 5.1, 5.2, and in Exhibit B are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character or duration of such covenants are unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that such covenants shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant.

6            Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments). The obligations of this Section 6 shall be in additions to any obligations imposed under instruments executed by the Executive pursuant to Section 5.3.

7            Confidentiality.

7.1           The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive Confidential Information, as hereinafter defined, whether such information is written, oral, electronic or graphic.

7.2           For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (c) is designated as confidential information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a)          internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(b)          marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or its Affiliates which have been or are being discussed;

(c)          names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(d)          confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

7.3           The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, and agents and representatives of the Company and its Affiliates on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the CEO or the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.4           The Executive’s obligations under this Section 7 shall be in addition to his obligations under (i) any instruments executed by the Executive pursuant to Section 5.3, and/or (ii) any policy of general application to employees or limited application to executive or management employees established by the Company and as in effect from time to time with respect to confidential information and the Executive agrees to comply with all such policies as a condition of employment.

8            Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

9            Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa County), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10          Public Company Obligations; Litigation and Regulatory Cooperation; Indemnification.

10.1         The Executive acknowledges that the Company is a public company shares of whose common stock have been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is or will be registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, will be required to be publicly disclosed.

10.2         The Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and the Executive’s employment with the Company.

10.3         During and after the Employment Period, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of the Company or any Affiliates that relate to events or occurrences that transpired while the Executive was employed by the Company or any Affiliates; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its Affiliates at mutually convenient times. During and after the Employment Period, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any of its Affiliates. The Company shall reimburse the Executive for all out-of-pocket costs and expenses incurred in connection with the Executive’s performance under this Section 10.3, including, but not limited to, reasonable attorneys’ fees and costs.

10.4         The Company shall maintain in full force and effect a policy, consistent with industry standards for similarly situated publicly traded companies, for indemnification of executive employees, including the Executive, from and against liability or cost arising out of or associated with an action or proceeding to procure a judgment against the Executive by reason of the fact that the Executive is or was an officer, director or employee of the Company.

11           Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

12           280G Cap. In no event shall any of the payments and benefits to be made, or provided, to Executive pursuant to this Agreement and other payments or benefits, if applicable, to be made, or provided, to the Executive in connection with an event described in Section 280G(b)(2)(A)(i) of the Code (collectively referred to as the “Change in Control Benefits”) including, to the extent applicable, payments or benefits to which the Executive is entitled upon a Change of Control as defined in Section 4.2(c), constitute, in the aggregate, a “parachute payment” under Section 280G of the Code. If the Change in Control Benefits result in a “parachute payment” under Code Section 280G, the Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount” as determined in accordance with Section 280G of the Code. The reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

13           Entire Agreement. This Agreement and the offer letter between the Executive and the Company, dated July 24, 2018, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14           Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)         to the Company at:

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, CA 94804

Attn: Jack Peurach, CEO

Fax: +1-510-927-2647

(b)         to the Executive at:

John Glenn

1211 West Coast Highway, #228

Newport Beach, CA 92663

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 14, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

15          Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16          Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17          Successors and Assigns. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other person or entity, or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

18          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

19          Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20          Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

21          Attorney’s Fees. In the event that either party seeks to enforce its rights under this Agreement before a court of competent jurisdiction with respect to such enforcement action and prevails in such enforcement action, than the prevailing party shall be entitled to reasonable attorney’s fees and court costs associated with such enforcement action. Without limiting the foregoing, the preceding sentence shall apply without regard to whether the prevailing party is a plaintiff or defendant in an enforcement action.

22          Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligation and except for the provisions of Section 5 through (and inclusive of) 21 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Jack Peurach

Title:	Chief Executive Officer

JOHN F. GLENN

By:	/s/ John F. Glenn

Exhibit A

Release Agreement

This Release Agreement (the “Agreement”) is entered into by and between Ekso Bionics Holdings, Inc. (the “Company”) and John Glenn (“Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, the Company and Executive have determined that Executive’s last day of employment with the Company will be __________ (the “Date of Termination”) in accordance with the terms of the Employment Agreement by and between Executive and the Company, dated August __, 2018 (the “Employment Agreement”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

ACCORDINGLY, the Parties agree as follows:

1.           Termination. Executive’s employment with the Company and any other position held with the Company or any Affiliate shall cease effective as of the Date of Termination. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

2.           General Release. Executive and Executive’s representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (as defined below) (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, the California Labor Code, all as amended, along with their implementing regulations, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested equity, or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under California Labor Code § 2802, the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of Executive, (v) any claims for coverage under any D&O or other similar insurance policy or (vi) as set forth in Section 6 below.

3.           Section 1542 Waiver. Executive understands and agrees that the Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2, above. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.           Covenant Not to Sue. Executive shall not bring a civil action in any court (or file an arbitration claim) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims. Executive understands that this Section 4 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, that, except for awards made pursuant to a government-administered whistleblower award program as set forth in Section 6 below, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

5.           Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, Executive (i)  is waiving any rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii)  has received consideration beyond that to which Executive was previously entitled; (iii)  has been advised to consult with an attorney before signing this Agreement; and (iv)  has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to execution of the Agreement. Executive may revoke this Agreement (by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Compensation Agreement) for a period of seven (7) days after execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Executive. Executive understands and agrees that any notice of resignation must be delivered in a manner such that it is received by the Company’s Chief Executive Officer by the end of the seventh (7th) day after Executive executes this Agreement; and, further, if any modifications are made to this Agreement before Executive executes it, the twenty-one (21) day consideration period will not restart on account of those modifications.

6.           Protected Rights; Defend Trade Secrets Act Notification.

(a)    Executive is advised and understands that nothing in this Agreement prevents Executive from filing a charge with, or participating in an investigation, by or reporting an alleged violation of law to a governmental administrative agency such as the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Securities and Exchange Commission; provided, that Executive waives any right to receive any monetary award resulting from such a report, charge or investigation, except pursuant to a government administered whistleblower award program.

(b)   The Company hereby provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or in the Company’s Proprietary Information Agreement, Executive understands that Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement nor in the Company’s Proprietary Information Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.           Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

8.            Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

9.           Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.          Successors and Assigns. Executive represents that Executive has not previously assigned or transferred any claims or rights released by Executive pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa Country), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.          Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13.          Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

14.          Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

15.          Effective Date. This Agreement shall become effective on the eighth (8th) day after the date executed by Executive (the “Effective Date”), but only if the Agreement is not revoked as provided in Section 5. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

Date:
John Glenn

Ekso Bionics Holdings, Inc.

By:	Date:
Its:

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT and CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Ekso Bionics Holdings, Inc., a Nevada corporation with its principal offices in the State of California (the “Company”), or any of its subsidiary or affiliated entities, I, ____________________, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.       Purpose of Agreement. I understand that the Company, together with its subsidiary and affiliated entities, whether or not separately incorporated (each, including the Company, referred to hereinafter as an “Ekso Bionics Entity” and collectively as the “Ekso Bionics Entities”) is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Ekso Bionics Entities to preserve and protect their proprietary information, their rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Ekso Bionics Entities or any one or more of them. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2.       Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.       Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company); (ii) result from work performed by me for any Ekso Bionics Entity; or (iii) relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity (the “Assigned Inventions”), will be the sole and exclusive property of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company).

4.       Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment with any Ekso Bionics Entity or Entities, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of any Ekso Bionics Entity or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by any Ekso Bionics Entity of any rights assigned to any Ekso Bionics Entity under this Agreement, I will immediately so notify the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) in writing. Unless the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sub-licensees with the same rights.

5.       Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.

6.       Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company): (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) under Section 4, even after termination of my employment with all Ekso Bionics Entities. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.       Assistance. I will assist the Company, and each other Ekso Bionics Entity as may be designated by the Company, in every proper way to obtain and enforce for the Ekso Bionics Entities, or any one or more of such entities, all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with any one or more of the Ekso Bionics Entities; provided that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the request of an Ekso Bionics Entity in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.       Proprietary Information. I understand that my employment by an Ekso Bionics Entity creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the applicable Ekso Bionics Entity or a third party in relation to the business of the Ekso Bionics Entities, jointly or severally, or to the business of any parent, subsidiary, affiliate, customer or supplier of an Ekso Bionics Entity, or any other party with whom an Ekso Bionics Entity agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the customers and suppliers of any Ekso Bionics Entity, their buying and selling habits and special needs.

9.       Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) in each instance, except as may be necessary to perform my duties as an employee of an Ekso Bionics Entity for the benefit of any Ekso Bionics Entity. Upon termination of my employment with an Ekso Bionics Entity, I will promptly deliver to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all documents and materials of any nature pertaining to my work with all Ekso Bionics Entities, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.       Physical Property. All documents, supplies, equipment and other physical property furnished to me by any Ekso Bionics Entity or produced by me or others in connection with my employment will be and remain the sole property of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company). I will return to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all such items when requested by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to my employment with an Ekso Bionics Entity and designate as such. Even if the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) does not so request, I will upon termination of my employment return to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all Ekso Bionics Entity property, and I will not take with me or retain any such items.

11.       No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of any one or more Ekso Bionics Entities will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to any Ekso Bionics Entity or use in the performance of my duties for any such entity any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to an Ekso Bionics Entity.

12.       “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company or any other Ekso Bionics Entity to employ me for any stated period of time. I understand that I am an “at will” employee of any Ekso Bionics Entity and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company). I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.       Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Ekso Bionics Entities, and I will not, without the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Ekso Bionics Entities any business opportunity in which any one or more of the Ekso Bionics Entities can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of any one or more of the Ekso Bionics Entities; or (iii) would otherwise conflict with the interests of any Ekso Bionics Entity or could cause a disruption of its operations or prospects.

14.       Non-Solicitation of Employees/Consultants. During my employment with any one or more of the Ekso Bionics Entities and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of any Ekso Bionics Entity for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15.       Use of Name & Likeness. I hereby authorize the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the business(es) of any one or more of the Ekso Bionics Entities, such as marketing, advertising, credits, and presentations.

16.       Notification. I hereby authorize the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), during and after the termination of my employment with any Ekso Bionics Entity, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.       Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause one or more Ekso Bionics Entities to suffer irreparable harm and that the affected Ekso Bionics Entity/ies will therefore be entitled to injunctive relief to enforce this Agreement.

18.       Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights any Ekso Bionics Entity may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20.       Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21.       Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22.       Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company).

23.       Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with all Ekso Bionics Entities, I will execute and deliver a document or documents in a form reasonably requested by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.       Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25.       Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by an Ekso Bionics Entity, which is ________________, _______________, 20__ (the “Effective Date”).

Company: Ekso Bionics Holdings, Inc.	Employee:

By:
Signature

Name:
Name (Please Print full legal name)

Title:
Date of Signature

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date	or Brief Description

______ No inventions, improvements, or original works of authorship

______ Additional sheets attached

Signature of Employee: ______________________

Print Name of Employee: _____________________

Date: ____________________________________

Exhibit B

CALFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.